EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-46932, No. 333-59689 and No. 333-47856) and Form S-8 (No. 333-126421, No. 333-120158, No. 333-102825, No. 333-61072, No. 333-51436, No. 333-50752 and No. 33-54423) of International Flavors & Fragrances Inc. of our report dated February 22, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting and financial statement schedule, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 22, 2007